Exhibit 24.2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erik Olsson, Patricia D. Chiodo and Kevin Groman jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of RSC Holdings III, LLC and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer and President of RSC Holdings III, LLC and Director of RSC Holdings, Inc. (Principal Executive Officer)	March 17, 2011

/s/ Patricia D. Chiodo Patricia D. Chiodo	Senior Vice President and Chief Financial Officer of RSC Holdings III, LLC (Principal Financial and Principal Accounting Officer)	March 17, 2011

/s/ Denis Nayden Denis Nayden	Director, Chairman of the Board of RSC Holdings, Inc.	March 15, 2011

/s/ J. Taylor Crandall J. Taylor Crandall	Director of RSC Holdings, Inc.	March 14, 2011

/s/ Edward Dardani Edward Dardani	Director of RSC Holdings, Inc.	March 17, 2011

/s/ Pierre E. Leroy Pierre E. Leroy	Director of RSC Holdings, Inc.	March 17, 2011

/s/ John R. Monsky John R. Monsky	Director of RSC Holdings, Inc.	March 17, 2011

/s/ James H. Ozanne James H. Ozanne	Director	March 15, 2011

/s/ Donald C. Roof Donald C. Roof	Director	March 15, 2011